UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CANTERBURY RESOURCES, INC.
(Exact name of Registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation or organization)
1000
(Primary Standard Industrial Classification Code Number)
98-0599680
(I.R.S. Employer Identification Number)
69 Stanley Point Road, Devonport, Auckland, New Zealand 0624 Tel: (64) 9 445-6338
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
BUDGET CORP. 2050 Russett Way, Carson City, NV 89703 Tel: (702) 990-8405
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: O’NEILL LAW GROUP PLLC 435 Martin Street, Suite 1010, Blaine, WA 98230 Tel: (360) 332-3300
As soon as practicable after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ X ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)		Smaller reporting company [ X ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investor	5,000,000	$0.01	$50,000	$2.79
(1) Represents shares issued by Canterbury Resources, Inc. in a private placement transaction completed on December 30, 2008.
(2) This price was arbitrarily determined by Canterbury Resources, Inc.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 18, 2009

The information contained in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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CANTERBURY RESOURCES, INC.

PROSPECTUS
--------------------------
5,000,000 SHARES
COMMON STOCK
-------------------------

The selling stockholder named in this prospectus is offering the 5,000,000 shares of common stock of Canterbury Resources, Inc. offered through this prospectus.  We have set a price of $0.01 per share of our common stock offered through this prospectus.

	Offering Price	Commissions	Proceeds to Selling Stockholder Before Expenses and Commissions
Per Share	$0.01	Not Applicable	$0.01
Total	$50,000	Not Applicable	$50,000

We are not selling any shares of our common stock in this Offering and therefore will not receive any proceeds from this Offering.

Our common stock is presently not quoted or traded on any market or securities exchange.  The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock are quoted on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”).  Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public quotation of our common stock may never materialize.  If our common stock becomes quoted on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholder.

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The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 3 through 6 before buying any shares of our common stock.

This Offering will terminate nine months after this prospectus is declared effective by the SEC.  None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: March 18, 2009
--------------------------

CANTERBURY RESOURCES, INC.
PROSPECTUS

TABLE OF CONTENTS
Page

Glossary of Technical Terms	iii

Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	1

Overview of Our Business	1

The Offering	1

Risk Factors	3

Use of Proceeds	6

Determination of Offering Price	6

Dilution	6

Selling Security Holders	6

Plan of Distribution	7

Description of Securities to be Registered	8

Interest of Named Experts and Counsel	9

Information With Respects to the Registrant	10

Business	10

Properties	11

Plan of Operations	15

Legal Proceedings	16

Market for Common Equity and Related Stockholder Matters	16

Financial Statements	19

Management’s Discussion and Financial Condition and Results of Operations	29

Change In And Disagreements With Accountants On Accounting and Financial Disclosure	30

Directors and Officers	30

Executive Compensation	31

Securities Ownership of Certain Beneficial Owners And Management	32

Certain Relationships and Related Transactions	33

Incorporation of Certain Information by Reference	33

Disclosure of Commission Positions of Indemnification For Securities Act Liabilities	34

Information Not Required in Prospectus	36

Signatures	39

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical geological terms are used in our prospectus:

Anastomosing	A network of branching and rejoining fault or vein surfaces.
Andesite	A fine-grained igneous rock with no quartz or orthoclase.
Anorthosites	A plutonic rock composed almost entirely of plagioclase.
Argillite
A compact rock, derived either from mudstone (claystone or siltstone), or shale, that has undergone a somewhat higher degree of induration than mudstone or shale but is less clearly laminated and without its fissility, and that lacks the cleavage distinctive of slate.

Basalt	A general term for dark-colored mafic igneous rocks, commonly extrusive but locally intrusive.
Basic	An igneous rock having a relatively low silica content.
Bauxites	An off-white, grayish, brown, yellow, or reddish brown rock composed of amorphous or microcrystalline aluminum oxides and oxyhydroxides.
Chert	A hard, dense, dull to semivitreous, microcrystalline or cryptocrystalline sedimentary rock.
Cretaceous
Rocks laid down during the last period of the Mesozoic era (between the Jurassic and Tertiary periods, about 146 to 65 million years ago), at the end of which dinosaurs and many other organisms died out.

Crystalline	A rock consisting wholly of crystals or fragments of crystals.
Deposits	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploitation.
Diamond drill(ing)
A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Dolerites	An intrusive rock whose main components are labradorite and pyroxene.
Fault Zones	A fault that is expressed as a zone of numerous small fractures.
Fractured	A way in which a mineral breaks when it does not have cleavage.
Gabbro	A group of dark-colored, basic intrusive igneous rocks composed principally of basic plagioclase and clinopyroxene.
Granite	Plutonic igneous rock having visibly crystalline texture; generally composed of feldspar and mica and quartz.
Granodiorites	Course grained igneous rock intermediate in composition between granite and diorite.
Gypsum	A monoclinic mineral, commonly associated with rock salt.
Hornfelsed	A fine-grained rock composed of a mosaic of equidimensional grains without preferred orientation and typically formed by contact metamorphism.
Hydrothermal
Of or pertaining to hot water, to the action of hot water, or to the products of this action, such as a mineral deposit precipitated from a hot aqueous solution, with or without demonstrable association with igneous processes.

Igneous	A rock or a mineral that solidified from molten or partly molten material.
Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks.
Iron-Ore	Ferruginous rock containing one or more minerals from which metallic iron may be profitably extracted.
Laterites
Red residual soil developed in humid, tropical, and subtropical regions of good drainage. It is leached of silica and contains concentrations particularly of iron oxides and hydroxides and aluminum hydroxides.

Lignites	Brownish-black coal in which the alteration of vegetal material has proceeded further than in peat but not so far as sub-bituminous coal.
Limestone	Sedimentary rock consisting chiefly of calcium carbonate, primarily in the form of the mineral calcite, and with or without magnesium carbonate.
Lode	A mineral deposit in solid rock.
Mafic	Pertaining to or composed dominantly of the ferromagnesiam rock-forming silicates.
Mineralization	The concentration of metals and their chemical compounds within a body of rock.
Monzonites	A granular plutonic rock containing approximately equal amounts of orthoclase and plagioclase, and thus intermediate between syenite and diorite.
Nodules
A small, irregularly rounded knot, mass, or lump of a mineral or mineral aggregate, normally having a warty or knobby surface and no internal structure, and usually exhibiting a contrasting composition from the enclosing sediment or rock.

Oxide	A compound of oxygen with another element.
Phosphatic	Black to brown, rounded mass, variable in size from a few millimeters to 30 or more centimetres.
Placers	Deposit of sand or gravel that contains particles of gold, gemstones, or other heavy minerals of value.
Plagioclase	Any of a group of feldspars containing a mixture of sodium and calcium.
Plutonic	Igneous rocks formed at great depths.
Pyrite
The most common of the sulfide minerals. It is usually found associated with other sulfides or oxides in quartz veins, sedimentary rock and metamorphic rock, as well as in coal beds, and as the replacement mineral in fossils.

Pyrrhotite	A mineral found in mafic igneous rocks, contact metamorphic deposits, high-temperature veins, and granite pegmatites.
Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.
Reserve	For the purposes of this prospectus, the part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:
1)      Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

2)      Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sedimentary	A type of rock which has been created by the deposition of solids from a liquid.
Shear Zone	A wide zone of distributed shearing in rock.
Silica	Chemically resistant dioxide of silicon.
Stockwork	Mineral deposit consisting of a three-dimensional network of planar to irregular veinlets closely enough spaced that the whole mass can be mined.
Strike	The course or bearing of the outcrop of an inclined bed, vein, or fault plane on a level surface; the direction of a horizontal line perpendicular to the direction of the dip.
Sulfide	A mineral compound characterized by the linkage of sulfur with a metal or semimetal.
Tellurides	Ores of the precious metals (chiefly gold) containing tellurium.
Tertiary	Relating to the first period of the Cenozoic era, about 65 to 1.64 million years ago.
Thrust Faults (Faulting)	A dip-slip fault in which the upper block above the fault plane moves up and over the lower block, so that older strata are placed over younger.
Tonalite	A quartz diorite igneous rock intermediate in quartz content between a diorite and granodiorite.
Trenching	The removal of overburden to expose the underlying bedrock.
Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.
Volcanic	Characteristic of, pertaining to, situated in or upon, formed in, or derived from volcanoes.

SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Canterbury” refers to Canterbury Resources, Inc.  All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

Overview of Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We own a 100% undivided interest in a mineral claim consisting of 93.1 hectares (approximately 230 acres) that we call the “Kaikoura Property.”  The Kaikoura Property is located approximately 44 kilometers (27.5 miles) northwest of Kaikoura, New Zealand.  Our plan is to conduct mineral exploration activities on the Kaikoura Property in order to assess whether it possesses commercially extractable deposits of gold.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of the Kaikoura Property. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Kaikoura Property, or if such deposits are discovered, that we will enter into further substantial exploration programs.   We currently do not have sufficient financial resources to meet the anticipated costs of completing the exploration program for the Kaikoura Property.  Accordingly, we will need to obtain additional financing in order to complete our plan of operation and meet our current obligations as they come due.

About Us

We were incorporated on September 2, 2008 under the laws of the State of Nevada.  Our principal offices are located at 69 Stanley Point Road, Devonport, Auckland, New Zealand 0624.  Our telephone number is (64) 9 445-6338.

The Offering

Selling Security Holder:
The selling stockholder named in this prospectus is Bruce A. Wetherall, our sole executive officer, sole director and our current sole stockholder.  Mr. Wetherall purchased shares of our common stock in a private placement transaction on December 30, 2008. The issuance of the shares by us to Mr. Wetherall was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).  See “Selling Security Holder.”

Securities Being Offered:	Up to 5,000,000 shares of our common stock, par value $0.001 per share.
Offering Price:
The offering price of the common stock has been set at $0.01 per share.  We intend to seek to have our common stock quoted on the OTC Bulletin upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”).  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholder.  The offering price will then be determined by market factors and independent decisions of the selling stockholder.

Duration of Offering:	This Offering will terminate nine months after this prospectus is declared effective by the SEC.
Minimum Number of Shares To Be Sold in This Offering:	None.
Common Stock Outstanding Before and After the Offering:	11,500,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by the selling stockholder.
Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholder.
Risk Factors:	See “Risk Factors” below and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The quotation price of our common stock, if we obtain a public quotation at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

If we do not obtain additional financing, our business will fail.

As at December 31, 2008, we had no cash on hand.  Our current operating funds are insufficient to meet the anticipated costs of this offering and Phase I of our exploration program on the Kaikoura Property.  Accordingly, we will need to obtain additional financing in order to implement Phase I of our exploration program.  There is no assurance that we will be able to obtain such additional financing.  We are filing this registration statement in order to become a reporting issuer under the Exchange Act and to obtain a sufficient number of shareholders to enable our common stock to become quoted on the OTC Bulletin Board.  Our ability to obtain additional financing could be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates.   However, we believe that, if our common stock is quoted on the OTC Bulletin Board, of which there is no assurance, our ability to raise additional funds from investors will be enhanced.  If we are unable to obtain additional financing in the amounts and when needed, our business could fail.

We have no known mineral reserves.

We are in the initial phase of our exploration program for the Kaikoura Property.  It is unknown whether this property contains viable mineral reserves.  If we do not find a viable mineral reserve, or if we cannot exploit the mineral reserve, either because we have insufficient capital resources or because it is not be economically feasible to do it, we may have to cease operations and you may lose your investment.  Mineral exploration is a highly speculative endeavor.  It involves many risks and is often non-productive.  Even if mineral reserves are discovered on our property our production capabilities will be subject to further risks and uncertainties including:

(i)
Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

(ii)	Availability and costs of financing;
(iii)	Ongoing costs of production; and
(iv)	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Kaikoura Property, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of our mineral property. These include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.  Our mineral property does not contain a known body of commercial ore and, therefore, any program conducted on our mineral property would be an exploratory search of ore.  There is no certainty that any expenditures made in the exploration of our mineral property will result in discoveries of commercial quantities of ore.  Most exploration projects do not result in the discovery of commercially mineable deposits of ore.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  If the results of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources to purchase such claims. If we do not have sufficient capital resources and are unable to obtain sufficient financing, we may be forced to abandon our operations.

We face significant competition.

We are an exploration stage company.  We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do.  Accordingly, these competitors may be able to spend greater amounts on hiring and retaining qualified personnel to conduct our planned exploration activities, which could cause delays in our exploration program.  In addition, there is significant competition for a limited number of mineral properties.   Due to our weaker financial position, we may be unable to acquire rights to new mineral properties on a continuing basis.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

As we undertake exploration of the Kaikoura Property, we will be subject to compliance with government regulations that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration.  We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in New Zealand.  The main agency that governs the exploration of minerals on the Kaikoura Property is the Department of Conservation.  All mineral exploration activities carried on a permit in New Zealand must be in compliance with the Crown Minerals Act 1991 (the “Crown Minerals Act”).  The Crown Minerals Act applies to all mines during prospecting, exploration and mining.  It outlines the powers of the Secretary of the Department of Conservation to monitor permits, the procedures for obtaining permits to commence work in, or on or about the property and other procedures to be observed on the property.  In order to carry out our exploration program, we will be required to obtain the consent of the Department of Conservation for minimum impact activity.  If we undertake activity other than minimum impact activity, we will be required to obtain an access agreement from the Department of Conservation.

If our property merits additional exploration or extraction work, it is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations.  It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on our mineral property.  See “Business - Compliance with Government Regulation” below.

Because our sole executive officer and director does not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

Our sole executive officer and director does not have any formal training as a geologist and does not have training in the technical aspects of managing a mineral exploration company.  As such, we rely on independent geological consultants to make recommendations to us on work programs on our mineral property. With very limited direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry.  Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use.  Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan and our business will fail

Our success will largely depend on our ability to hire or contract highly qualified personnel with experience in geological exploration. These individuals may be in high demand and we may not be able to attract the staff we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Currently, we have not hired any key personnel. Our failure to hire key personnel when needed could have a significant negative effect on our business.

Because the prices of metals fluctuate, if the price of metals for which we are exploring decreases below a specified level, it may no longer be profitable to explore for those metals and we will cease operations.

Metal prices are determined by such factors as expectations for inflation, the strength of the United States dollar, global and regional supply and demand, and political and economic conditions and production costs in metals producing regions of the world.  The aggregate effect of these factors on metal prices is impossible for us to predict. In addition, the prices of metals such as gold is sometimes subject to rapid short-term and/or prolonged changes because of speculative activities. The current demand for and supply of these metals affect the metal prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of these metals primarily consists of new production from mining. If the prices of the metals are, for a substantial period, below our foreseeable cost of production, it may not be economical for us to continue operations and you could lose your entire investment.

Risks Related To The Ownership of Our Stock

Because our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer and Director, Bruce A. Wetherall, currently owns 100% of our issued and outstanding shares and is anticipated to own 56.5% of our issued and outstanding shares upon completion of this offering, investors may find that corporate decisions controlled by Mr. Wetherall are inconsistent with the interests of other stockholders.

Bruce A. Wetherall, our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer and a director, currently owns 100% of our issued and outstanding shares of common stock and is anticipated to own 56.5% of our issued and outstanding shares upon completion of this offering. Accordingly, in accordance with our Articles of Incorporation and Bylaws, Mr. Wetherall is able to control who is elected as a director and thus could act, or could have the power to act, as our management. Since Mr. Wetherall is not simply a passive investor, but is also our principal executive officer, his interests as an executive officer may, at times, be adverse to those of passive investors.  Where those conflicts exist, our shareholders will be dependent upon Mr. Wetherall exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a director. Also, due to his stock ownership position, Mr. Wetherall will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our Articles of Incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Wetherall to their detriment; and (iii) control over transactions between him and Canterbury.

We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

We completed an offering of 11,500,000 shares of our common stock at a price of $0.001 per share to Mr. Wetherall, our sole executive officer and director, on December 30, 2008.  We will likely be required to conduct additional equity offerings in the future to finance our exploration program or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than the price per share under this prospectus. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us could become diluted.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. Upon obtaining a sufficient number of shareholders, we intend to apply for quotation of our common stock on the OTC Bulletin Board.  However, we can provide no assurance that our shares will be approved for quotation on the OTC Bulletin Board or, if quoted, that a public market will materialize.  If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

The shares offered by this prospectus constitute a penny stock under the Exchange Act.  The shares will remain classified as a penny stock for the foreseeable future.  The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to Rules 15g-1 through 15g-10 of the Exchange Act.  Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholder.

DETERMINATION OF OFFERING PRICE

The $0.01 per share offering price of our common stock was determined based on our internal assessment of what the market would support.  There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for quotation of our common stock upon our becoming a reporting entity under the Exchange Act and upon completion of this offering.  We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.  If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus.  The offering price would thus be determined by market factors and the independent decisions of the selling stockholder named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholder is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing stockholder(s).

SELLING SECURITY HOLDERS

The selling stockholder named in this prospectus is offering 5,000,000 shares of common stock offered through this prospectus. The selling stockholder acquired 11,500,000 shares of our common stock at a price of $0.001 per share on December 30, 2008.  The private placement was exempt from registration under section 4(2) of the Securities Act.

The following table provides as of March 16, 2009 information regarding the beneficial ownership of our common stock held by the selling stockholder, including:

1.	the number of shares beneficially owned by the selling stockholder prior to this Offering;
2.	the total number of shares that are to be offered by the selling stockholder;
3.	the total number of shares that will be beneficially owned by the selling stockholder upon completion of the Offering;
4.	the percentage expected to be owned by the selling stockholder upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Bruce A. Wetherall(3)	11,500,000	100%	5,000,000	6,500,000	56.5%
TOTAL	11,500,000			6,500,000

Notes:

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table.  The numbers in this table assume that selling stockholder does not sell shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all the shares offered are sold.

(2)
Applicable percentage of ownership is based on 11,500,000 common shares outstanding as of the date of this prospectus, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(3)	Mr. Wetherall has served as our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer and as a director since September 2, 2008.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholder to commence the sale of his shares on a delayed or continuous basis for a period of nine months after this registration statement is declared effective.  The selling stockholder may sell some or all of his common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock are quoted on the OTC Bulletin Board, of which there is no assurance.  Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize.  If we are able to obtain a sufficient number of stockholders and our common stock becomes quoted on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of the selling stockholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholder may determine from time to time.

The selling stockholder may also sell his shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholder, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholder will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholder.  The estimated costs of this Offering are $24,003.  We are bearing all costs relating to the registration of the common stock.  The selling stockholder, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholder must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales.  In particular, during such times as the selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this Offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling stockholder should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the selling stockholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this prospectus.  Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place.  The selling stockholder is advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Under our Articles of Incorporation, the total number of shares that we shall have authority to issue is 650,000,000 shares of common stock with a par value of $0.001 per share.

As of March 6, 2009, a total of 11,500,000 shares of common stock are issued and outstanding, held by one (1) registered stockholder, being our sole executive officer and director. All issued and outstanding shares of common stock are fully paid and non-assessable.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock.  This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the “NRS”) and Section 8 of our Bylaws, at least one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of our stockholders in order to constitute a valid quorum for the transaction of business.  Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote.  Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote.

Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities.  There are no redemption or sinking fund provisions applicable to our common stock.

In the event of the liquidation, dissolution or winding up of our affairs, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Dividend Rights

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose.  Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)
except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

Our Articles of Incorporation and Bylaws do not contain provisions restricting our ability to pay dividends of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries.  Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

O’Neill Law Group PLLC has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Madsen & Associates, CPA’s Inc. (“Madsen”), our independent registered public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Madsen has presented its report with respect to our audited financial statements.  The report of Madsen is included in reliance upon their authority as experts in accounting and auditing.

Henry Woodward, prepared our geological evaluation report entitled “Summary of Exploration of the Kaikoura Property.”  Mr. Woodward graduated with a Bachelor of Science in Geology and a Masters of Science from the University of Melbourne and is an exploration geologist.

INFORMATION WITH RESPECT TO THE REGISTRANT

Business

We were incorporated on September 2, 2008 pursuant to the laws of the State of Nevada.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We hold a 100% interest in a mineral property that we call the “Kaikoura Property” consisting of approximately 93.1 hectares (approximately 230 acres).  The Kaikoura Property is located 44 kilometers (27.5 miles) northwest of Kaikoura, New Zealand.  Our plan is to implement our exploration program on the Kaikoura Property in order to assess whether it possess mineral deposits of gold capable of commercial extraction.  A description of the Kaikoura Property is provided under the heading “Properties” below.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of the Kaikoura Property. We are presently in the exploration stage of our business and we can provide no assurance that commercially viable mineral deposits exist on the Kaikoura Property, or that, if such deposits are discovered, we will be able to enter into further substantial exploration or development programs.  Further exploration is required to determine the economic and legal feasibility of the Kaikoura Property.

Compliance with Government Regulations

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in New Zealand.  The main agency that governs the exploration of minerals in New Zealand is the Department of Conservation.  The Department of Conservation manages the development of public conservation lands and implements policies and programs respecting their development while protecting the environment.

The material legislation applicable to us is the Crown Minerals Act 1991 (the “Crown Minerals Act”) and the Resource Management Act 1991 (the “Resource Management Act”).  The Crown Minerals Act and its regulations govern the procedures involved in locating, recording and maintaining permits in New Zealand.

All mineral exploration activities carried on public conservation land must be in compliance with the Crown Minerals Act.  It outlines the powers of the Department of Conservation to monitor permits, the procedures for obtaining permits to commence work in, or on or about the property and other procedures to be observed on the property.  In order to carry out our exploration program, we will be required to obtain the consent of the Department of Conservation for minimum impact activity.  If we undertake activity other than minimum impact activity, we will be required to obtain an access agreement from the Department of Conservation.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the exploration program.  If the exploration activities require the falling of timber, then a permit or license to cut must be issued by the relevant ministry.  We also may be required to obtain waste approvals.  Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed.  An environmental impact statement may be required.

If our property merits additional exploration or extraction work, it is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations.  It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on our mineral property.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquiring mineral properties of merit, on exploring their mineral properties and on developing their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.  We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, transportation, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus, we have no employees other than our sole executive officer and director.  We conduct our business largely through consultants.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Properties

Our office is located at 69 Stanley Point Road, Devonport, Auckland, New Zealand 0624, which is the personal residences of Bruce A. Wetherall, our sole executive officer and director.  We incur an expense of $300 per month for the use of Mr. Wetherall’s personal residence.

We currently do not own any physical property or any real property.  We own a 100% interest in a mineral property called the Kaikoura Property.

The Kaikoura Property

On October 3, 2008, we acquired the Kaikoura Property from Plymouth Enterprises for $5,000.  The Kaikoura Property consists of 93.1 hectares (approximately 230 acres), located 44 kilometers (27.5 miles) northwest of Kaikoura, New Zealand.

Description of Property

The Kaikoura Property is recorded with the Department of Conversation in New Zealand.  In accordance with the regulations of the Crown Minerals Act, the Kaikoura Property is in good standing until October 14, 2010.

Figure 1
Location of the Kaikoura Property

GEOGRAPHICAL FEATURES
Geothermal Area
Glacial Zone
Volcano
Mt Cook - Highest Peak
Lake
River
Kaikoura Gold Mine
0 100 200 kms
0 62 125 miles

Accessibility, Climate, Locale Resources, Infrastructure and Topography

The Kaikoura Property is accessible from Kaikoura by traveling either on State Highway one or the South Island main trunk railway. Kaikoura also has a small sealed airstrip. Even though the airstrip is mainly used for tourist flights, it can also be used by small private charter flights.

Kaikoura’s climate is strongly influenced by north-westerly winds that create a steep moisture gradient from the west along the main divide of the Southern Alps (average annual rainfall about 5,000 millimeters), to the dry eastern margins of the intermontane basins and coastal areas (average annual rainfall 500 to 800 millimeters).

Kaikoura has an experienced work force and can provide the services needed for an exploration and development program, including drilling companies and assay facilities.  Kaikoura’s infrastructure also includes police, hospitals, groceries, fuel, helicopter services, hardware and other services.

History

Deposits of shell and eroded sand formed the basis for the limestone, which makes up most of New Zealand. This limestone was, over the ages, pushed upwards, making it possible to find sea fossils high in the country’s mountains. This pushing up continues today.

New Zealand is characterized by steep mountains without any substantial forest cover. High, steep mountains, short distances and lack of forest cover mean that rainwater runs fast to the sea, causing substantial erosion.

Numerous showings of mineralization have been discovered in the area and six prospects have achieved significant production.  Currently, Greymouth Gold Mine produces approximately 120,000 ounces of gold annually.  The Greymouth Gold Mine is located approximately 34 kilometers (approximately 21.3 miles) from the Kaikoura Property.

Records indicate that no detailed exploration program has been completed on the Kaikoura Property.  Also, there is no indication that any drilling has occurred on the Kaikoura Property.

Regional Geology

The regions terrain consists of crystalline hard rocks with detached occurrences of crystalline limestone and iron ore veins and basic intrusives such as dolerites and anorthosites.  Coastal zones contain sedimentary limestones, clay, laterites, heavy mineral sands and silica sands. The hill ranges are sporadically capped with laterites and bauxites of a residual nature.  Gypsum and phosphatic nodules occur as sedimentary veins in rocks of the cretaceous age.  Gypsum of secondary replacement occurs in some of the areas adjoining the foot hills of the Western Ghats.  Lignite occurs as sedimentary beds of Tertiary age.  The Black Granite and other hard rocks are amenable for high polish. These granites occur in most of the districts except the coastal area.

The principal mineral deposits for the area of Kaikoura Property (and for most of the New Zealand for that matter) are limestone in the Tertiary rocks.

In general the volcanoes culminate with effluents of hydrothermal solutions that carry precious metals in the form of naked elements, oxides or sulfides.

These hydrothermal solutions intrude into the older rocks as quartz veins. These rocks may be broken due to mechanical and chemical weathering into sand size particles and carried by streams and channels. Gold occurs also in these sands as placers.

Property Geology

The Kaikoura Property is underlain by sediments and volcanics.  Intrusives consisting of rocks such as tonalite, monzonite, and gabbro are located east of the Kaikoura Property.  The intrusives also consist of a large mass of granodiorite towards the western most point of the Kaikoura Property.

The area consists of interlayered chert, argillite and massive andesitic to basaltic volcanics. The volcanics are hornfelsed, commonly contain minor pyrite and pyrrhotite.

Mineralization

The thickness of deposits range from a few millimeters to over a meter.  Individual veins display a variety of forms, including saddle-shaped, pod-shaped or lens-shaped, tabular or irregular bodies.  The veining frequently forms anastomosing or stockwork patterns.

Mineralization is located within a large fractured block created where prominent northwest-striking shears intersect the north striking caldera fault zone. The major lodes cover an area of two kilometers and are mostly within 400 meters of the surface. Lodes occur in three main structural settings:

(i)           steeply dipping northwest striking shears;

(ii)           flatdipping (1040) fractures (flatmakes); and

(iii)           shatter blocks between shears.

In this region, gold mineralization appears to occur in tellurides and pyrite.

Geological Report

We engaged Henry Woodward, B. Sc. to prepare a geological evaluation report on the Kaikoura Property. Mr. Wordward has been practicing his profession as a Geologist for the past 35 years. Mr. Woodward attended University of Melbourne and obtained a Bachelor of Science degree in Geology in 1972 and a Master of Science in 1976.

The work completed by Mr. Woodward in preparing the geological report consisted of visiting the Kaikoura Property and reviewing geological data from previous exploration within the region. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral property.

Mr. Woodward’s geological evaluation report on the Kaikoura Property summarizes the history of the exploration of the Kaikoura Property and the region, the regional and local geology of the Kaikoura Property and the mineralization and the geological formations identified as a result of prior exploration. The geological report also gives conclusions regarding potential mineralization of the Kaikoura Property and recommends an exploration program to be conducted on it.

Conclusions and Recommendations

Our consulting geologist concluded that the area is well known for numerous minimal occurrences, including the Greymouth Gold Mine.  Mr. Woodward concludes that the locale of the Kaikoura Property is underlain by the units of mineral deposits of limestone in the tertiary rocks that are found at those mineral occurrence sites.  These rocks consisting of cherts and argillites (sediments) and andesitic to basaltic volcanic have been intruded by granodiorite. Structures and mineralization probably related to this intrusion are found throughout the region and occur on the Kaikoura Property. They are associated with all the major mineral occurrences and deposits in the area.

Mr. Woodward concluded that mineralization found on the Kaikoura Property is consistent with that found associated with zones of extensive mineralization. However, our consulting geologist noted that previous exploration work on the Kaikoura Property has been limited and sporadic and has not tested the potential of the property.

As a result of the above conclusions, our consulting geologist recommended a two phase exploration program to further delineate the mineralized system currently recognized on Kaikoura Property.  The first phase of the exploration consists of air photo interpretation of the structures, geological mapping, both regionally and detailed on the area of the main showings, geophysical survey using both magnetic and electromagnetic instrumentation in detail over the area of the showings and in a regional reconnaissance survey.  The second phase of the exploration will consist of geochemical soil sample surveying regionally to identify other areas on the claim that are mineralized and in detail on the known areas of mineralization. The effort of this exploration work is to define and enable interpretation of a follow-up diamond drill program, so that the known mineralization and the whole property can be thoroughly evaluated with the most up to date exploration techniques.

Phase	Recommended Exploration Program	Estimated Cost	Status
Phase I	Geological mapping and magnetic and electromagnetic surveying on main showings and on Kaikoura Property.	$12,751 ($21,936 NZD)	To be implement in the third quarter of 2009.
Phase 2	Geochemical surveying and surface sampling in order to identify additional areas of mineralization on the Kaikoura Property.	$25,635 ($44,100 NZD)	To be determined based on the results of Phase I of our exploration program.

Current Exploration Work

In October 2008, we conducted a soil sampling program on the Kaikoura Property. In connection with our sampling program, we drilled eight holes and collected samples from each hole.  Holes 1 – 6 were drilled at 30 meter intervals on two lines approximately 5 meters apart.  Holes 7 and 8 were drilling from the same collar 50 meters north of hole 6.  The assay results we received from our sampling program is summarized as follows:

Hole No.	Total Depth in (in Meters)	Mineralized Interval (in Meters)	Au Results (oz/t)
01	40.8	0.15	0.027
02	63.3	7.05 1.05	0.011 0.048
03	76.4	2.0 8.0 1.2	0.033 0.078 0.125
04	100.4	39.0 30.9 8.1 1.0	0.224 0.022 0.995 0.091
05	48.9	6.0	0.012
06	93.0	15.4	0.042
07	60.0	2.0	0.015
08	187.7	14.0	0.016

Plan of Operation

During the next twelve months and subject to our ability to obtain additional financing, we intend to conduct mineral exploration activities on the Kaikoura Property in order to assess whether it possess mineral reserves capable of commercial extraction.  Our exploration program is designed to explore for commercially viable deposits of gold mineralization.  We have not, nor has any predecessor, identified any commercially exploitable reserves of gold on the Kaikoura Property.

Our plan is to conduct Phase I of our exploration program on the Kaikoura Property in third quarter of 2009.  However, we will require additional financing in order to proceed with Phase I of our exploration program on the Kaikoura Property.  If we are able to raise additional financing, of which there is no assurance, our plan for the Kaikoura Property is as follows.

Phase	Recommended Exploration Program	Estimated Cost	Status
Phase I	Geological mapping and magnetic and electromagnetic surveying on main showings and on Kaikoura Property.	$12,751 ($21,936 NZD)	To be implement in the third quarter of 2009.
Phase 2	Geochemical surveying and surface sampling in order to identify additional areas of mineralization on the Kaikoura Property.	$25,635 ($44,100 NZD)	To be determined based on the results of Phase I of our exploration program.

We anticipate that we will incur the following expenses over the next twelve months:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees	$20,000
Mineral Property Exploration Expenses	12,751
Offering Expenses	24,003
TOTAL	$56,754

To date, we have not earned any revenues and we do not anticipate earning revenues in the near future.  As at December 31, 2008, we had no cash on hand.  As such, we currently do not have sufficient financial resources to complete Phase I of the Kaikoura Property and to meet the costs of this offering.  Accordingly, we will need to obtain additional financing in order to complete our plan of operation and meet our current obligations as they come due.  We currently do not have any arrangements for financing and we may not be able to obtain financing when required.  Obtaining additional financing would be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

Legal Proceedings

We are not currently a party to any legal proceedings.  There are no material proceedings to which our sole executive officer, director and sole stockholder is a party adverse to us or has a material interest adverse to us.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a registered agent in the State of Nevada.  Our registered agent for this purpose is Budget Corp. of 2050 Russett Way, Carson City, NV 89703.  All legal process and any demand or notice authorized by law to be served upon us may be served upon our registered agent in the State of Nevada in the manner provided in NRS 14.020(2).

Market For Common Equity And Related Stockholder Matters

Holders of Our Common Stock

As of the date of this prospectus, we have one (1) registered stockholder.

No Public Market for Common Stock

There is currently no public market for our common stock.  We anticipate making an application for quotation of our common stock on the OTC Bulletin Board upon: (i) the effectiveness of the registration statement of which this prospectus forms a part; and (ii) our obtaining a sufficient number of stockholders to enable our common stock to become quoted on the OTC Bulletin Board.  However, we can provide no assurance that our shares will be quoted on the bulletin board or, if quoted, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;  (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant  terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's  account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Rule 144 Shares

In general, under Rule 144, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock for at least six months would be entitled to sell them without restriction, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is an affiliate and who has beneficially owned shares of a company’s common stock for at least six months, subject to the continued availability of current public information about us, is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 115,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Rule 144 is not available for either a reporting or non-reporting shell company, as defined under Rule 405 of the Securities Act, unless the company:

●           has ceased to be a shell company;

●           is subject to the Exchange Act reporting obligations;

●           has filed all required Exchange Act reports during the preceding twelve months; and

●	at least one year has elapsed from the time the company filed with the SEC, current Form 10 type information reflecting its status as an entity that is not a shell company.

Registration Rights

We have not granted registration rights to the selling stockholder or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) obtain a sufficient number of shareholders to enable our common stock to be quoted on the OTC Bulletin Board.  We plan to file a Registration Statement on Form 8-A with the SEC concurrently with, or immediately following, the effectiveness of this Registration Statement on Form S-1.  The filing of the Registration Statement on Form 8-A will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Registration Statement on Form S-1.  We must be a reporting company under the Exchange Act in order for our common stock to be eligible for quotation on the OTC Bulletin Board.  We believe that the registration of the resale of shares on behalf of existing stockholder may facilitate the development of a public market in our common stock if our common stock is approved for quotation on the OTC Bulletin Board.

We believe that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our exploration program, we may need to raise additional capital.  We believe that obtaining reporting company status under the Exchange Act and quotation on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that would prevent us from declaring dividends.   The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Financial Statements

Audited financial statements for the period from inception on September 2, 2008 to December 31, 2008, including:

(a)	Report of Independent Registered Public Accounting Firm;

(b)	Balance Sheet as at December 31, 2008;

(c)	Statement of Operations for the period from September 2, 2008 (date of inception) to December 31, 2008;

(d)	Statement of Changes In Stockholders' Deficiency for the period from September 2, 2008 (date of inception) to December 31, 2008;

(e)	Statement of Cash Flows for the period from inception from September 2, 2008 (date of inception) to December 31, 2008; and

(f)	Notes to Financial Statements.

MADSEN & ASSOCIATES, CPA’s INC.	684 East Vine Street, #3
Certified Public Accountants and Business Consultants Board	Murray, Utah, 84107
Telephone: 801-268-2632
Fax: 801-262-3978

Board of Directors
Canterbury Resources, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Canterbury Resources, Inc. (pre-exploration stage company) at December 31, 2008, and the related statements of operations, stockholders' equity, and cash flows for the period September 2, 2008 (date of inception) to December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness for the company’s internal control over financial reporting.   Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canterbury Resources, Inc. as at December 31, 2008, and the results of operations, and cash flows for the period September 2, 2008 (date of inception) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Murray, Utah                                                                           /s/  “Madsen & Associates, CPA’s Inc.”
January 16, 2009

CANTERBURY RESOURCES, INC.
(A Pre-exploration Stage Company)
BALANCE SHEET

December 31, 2008

ASSETS

CURRENT ASSETS

Cash	$ -

Total Current Assets	$ -

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

CURRENT LIABILITIES

Accounts payable	$ 3,812
Accounts payable – related party	493

Total Current Liabilities	4,305

STOCKHOLDER’S DEFICIENCY

Common stock
650,000,000 shares authorized, at $0.001 par value;
11,500,000 shares issued and outstanding	11,500
Capital in excess of par value	5,800
Deficit accumulated during the pre-exploration stage	(21,605)

Total Stockholder’s Deficiency	(4,305)

$ -

The accompanying notes are an integral part of these financial statements.

CANTERBURY RESOURCES, INC.
(A Pre-exploration Stage Company)
STATEMENT OF OPERATIONS

For the period from September 2, 2008 (date of inception) to December 31, 2008

REVENUES	$ -

EXPENSES

Accounting and audit	3,812
Exploration expenses	11,077
Incorporation costs	804
Management fees	4,000
Office	112
Rent	1,200
Telephone	600

NET LOSS FROM OPERATIONS	$(21,605)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.01)

AVERAGE OUTSTANDING SHARES

Basic	1,916,666

The accompanying notes are an integral part of these financial statements.

CANTERBURY RESOURCES, INC.
 (Pre-Exploration Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIENCY

Period September 2, 2008 (date of inception) to December 31, 2008

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance September 2, 2008	-	$ -	$ -	$ -

Issuance of common shares for cash at $.001 – December 30, 2008	11,500,000	11,500	-	-

Capital contributions – expenses	- -	-	5,800	-

Net operating loss for the period September 2, 2008 ( date of inception) to December 31, 2008	-	-	-	(21,605)

Balance as at December 31, 2008	11,500,000	$ 11,500	$ 5,800	$ (21,605)

The accompanying notes are an integral part of these financial statements

CANTERBURY RESOURCES, INC.
(A Pre-exploration Stage Company)

STATEMENT OF CASH FLOWS

For the period from September 2, 2008 (date of inception) to December 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (21,605)

Adjustments to reconcile net loss to net cash provided by operating activities:

Capital contributions – expenses	5,800
Changes in accounts payable	3,812

Net Cash Provided (Used) in Operations	(11,993)

CASH FLOWS FROM INVESTING ACTIVITIES:	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from loan from related party	493
Proceeds from issuance of common stock	11,500

Net Cash from financing operations	11,993

CASH AT END OF PERIOD	$ -

The accompanying notes are an integral part of these financial statements

CANTERBURY RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008

1.           ORGANIZATION

The Company, Canterbury Resources, Inc., was incorporated under the laws of the State of Nevada on September 2, 2008 with the authorized common capital stock of 650,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties.  At the report date mineral claims, with unknown reserves, had been acquired.  The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

The Company has elected December 31 as its fiscal year end.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding.   Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences

CANTERBURY RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO INANCIAL STATEMENTS
December 31, 2008

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes - Continued

are expected to be reversed.   An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On December 31, 2008, the Company had a net operating loss carry forward of $21,605 for income tax purposes.  The tax benefit of approximately $6,500 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years.   The losses will expire in 2029.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized.  The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments, including cash and accounts payable, areconsidered by management to be their estimated fair value due to their short termmaturities.

CANTERBURY RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO INANCIAL STATEMENTS
December 31, 2008

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.   Actual results could vary from the estimates that were assumed in preparing these financial statements.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.           AQUISITION OF MINERAL CLAIM

The Company acquired a 100% interest in a mineral claim known as the Kaikoura Gold Mine located about 44 kilometers from the city of Kaikoura in New Zealand from Plymouth Enterprises, an unrelated company, for $5,000.   In addition, the Company has undertaken a sampling program on the Kaikoura Gold Mine at a cost of $5,000.  The claim, under New Zealand  mineral law, remains in good standing until such time as the Company abandons it

.
4.           SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

The officer-director has acquired 100% of the common stock issued and have made no interest, demand loans to the Company of $493 and have made contributions to capital of $5,800 in the form of expenses paid for the Company.

CANTERBURY RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO INANCIAL STATEMENTS
December 31, 2008

5.           CAPITAL STOCK

On December 30, 2008, Company completed a private placement consisting of 11,500,000 common shares sold to its director and officer at a price of $0.001 per share for a total consideration of $11,500.

6.           GOING CONCERN

The Company intends to seek business opportunities that will provide a profit from the exploration activities on its mineral claim.  However, the Company does not have the working capital necessary to be successful in this effort and to service its debt, which raises substantial doubt about its ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional loans from related parties, and equity funding, which will enable the Company to operate for the coming year.

Management’s Discussion of Financial Condition and Results of Operation

Results of Operation

Summary of Year End Results

Period from September 2, 2008 to December 31, 2008
Revenue	$ -
Expenses	(21,605)
Net Income (Loss)	$ (21,605)

Revenue

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral property. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Expenses

Our expenses for the period from September 2, 2008 to the year ended December 31, 2008 consisted of the following:

Period from September 2, 2008 to December 31, 2008
Accounting and Audit	$ 3,812
Exploration Expenses	11,077
Incorporation Costs	804
Management Fees	4,000
Office	112
Rent	1,200
Telephone	600
Total Expenses	$ 21,605

Our expenses during the period from September 2, 2008 to December 31, 2008 primarily consisted of accounting and audit expenses, exploration expenses and management fees.

Accounting and Audit expenses primarily relate to the preparation of our audited financial statements in connection with our Registration Statement on Form S-1.

Exploration expenses primarily relate to the costs associated with our acquisition of the Kaikoura Property and our initial sampling program on the Kaikoura Property.

We accrue a management fee expense of $1,000 per month, a rent expense $300 per month and a telephone expense of $200 per month with an offsetting entry to Capital in Excess of Par Value for each of these expenses.  We will not pay or issue shares to Mr. Wetherall for these accrued expenses.

Liquidity And Capital Resources

Working Capital

Period from September 2, 2008 to December 31, 2008
Current Assets	$ -
Current Liabilities	(4,305)
Working Capital (Deficit)	$ (4,305)

Cash Flows
Period from September 2, 2008 to December 31, 2008
Cash Flows Used In Operating Activities	$ (11,993)
Cash Flows Used in Investing Activities	-
Cash Flows Provided By Financing Activities	11,993
Increase (Decrease) In Cash During Period	$ -

As of December 31, 2008, we had no cash on hand.  We have incurred a cumulative net loss of $21,605 for the period from the date of our inception on September 2, 2008 to December 31, 2008 and have not attained profitable operations to date.

Future Financing

We currently do not have sufficient financial resources to meet the anticipated costs of this offering and to complete our exploration program for the Kaikoura Property.  Accordingly, we will need to obtain additional financing in order to complete our plan of operation and to meet our current obligations as they come due.

There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may also rely on loans from our sole executive officer and director; however, there are no assurances that our sole executive officer or director will provide us with any additional funds if and when needed.

Currently, we do not have any arrangements for additional financing.  There is no assurance that we will be able to obtain additional financing if and when required. We anticipate that any additional financing may be in the form of sales of additional shares of our common stock which may result in dilution to our current shareholders.

Off-Balance Sheet Arrangements

None.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

We have had no changes in or disagreements with our principal independent accountant.

Directors and Executive Officers

Our sole executive officer and director and his age and titles as of March 18, 2009 are as follows:

Name of Director	Age	Position
Bruce A. Wetherall	66	Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer and Director

Mr. Bruce A. Wetherall has been our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer and Director since our inception.  In 1978, Mr. Wetherall founded Canterbury Systems Corporation, a software development company specializing in billing systems for law firms.  Mr. Wetherall operated Canterbury Systems Corporation until 1991 when he sold it to CMS Data of Tallahassee, Florida.  From 1993 to 2001, Mr. Wetherall worked as Vice-President of Software Development of CMS Data.  In 2003, Mr. Wetherall founded a property development company called Pacific Bay Properties, which is he is currently a director and 50% owner.

Our sole executive officer and director does not have any formal training as a geologist and does not have training on the technical and managerial aspects of managing a mineral exploration company.  Mr. Wetherall has not had any prior managerial and consulting positions have been in the mineral exploration industry.  Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company.  We do not have any employees who have professional training or experience in the mining industry.  We rely on independent geological consultants to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Term of Office

Members of our board of directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until they resign or are removed in accordance with the provisions of the Nevada Revised Statutes.   Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our sole executive officer and director.

We conduct our business through agreements with consultants and arms-length third parties.  Currently, we have no formal consulting agreements in place.  We have a verbal arrangement with the consulting geologist currently conducting the exploratory work on the Kaikoura Property.  We pay to this geologist the usual and customary rates received by geologists performing similar consulting services.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors.

Executive Compensation

Summary Compensation Table

We did not pay any compensation to our sole executive officer and director during the period from September 2, 2008 to December 31, 2008.  However, we accrued a management fee expense of $1,000 per month.

Outstanding Equity Awards

We do not have any stock options outstanding.  No stock options or stock appreciation rights under any stock incentive plans were granted to our officers or directors since our inception.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of March 16, 2009 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities of our shares of common stock, (ii) our sole executive officer and director, and (iii) our named executive officers as defined in Item 402(m)(2) of Regulation S-K. Unless otherwise indicated, the stockholder listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Security Ownership of Management
Common Stock	Bruce A. Wetherall Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer and Director	11,500,000 (Direct)	100.0%

Common Stock	All Officers and Directors as a Group (1 person)	11,500,000 (Direct)	100.0%
Security Ownership of Certain Beneficial Owners
Common Stock	Bruce A. Wetherall Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer and Director 69 Stanley Point Road Devonport, Auckland New Zealand 0624	11,500,000 (Direct)	100.0%
Notes:
(1)
A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 16, 2009.  As of March 16, 2009, there were 11,500,000 shares of our common stock issued and outstanding.

Changes in Control

There are no arrangements which may result in a change in control in the future.

Certain Relationships And Related Transactions

Except as described below, none of the following parties have, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that have or will materially affect us, other than as noted in this section:

1.	Any of our directors or officers;
2.	Any person proposed as a nominee for election as a director;
3.	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
4.	Any of our promoters; and
5.	Any member of the immediate family (including spouse, parents, children, step-parents, step-children, siblings and in-laws) of any of the foregoing persons.

On December 30, 2008, we issued 11,500,000 shares of common stock to our sole executive officer and director, Bruce A. Wetherall, at a price of $0.001 per share.  The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

Director Independence

Our common stock is not currently listed on a national securities exchange or an inter-dealer quotation system.  We intend to apply to have our common stock quoted on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements.  Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.  As Mr. Wetherall is our sole executive officer and director, we have determined that Mr. Wetherall is not an independent director as defined under NASDAQ Rule 4200(a)(15).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Upon written or oral request, at no cost to the requester, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in this Registration Statement but not delivered with the prospectus.  Requests may be directed to our office as follows:

CANTERBURY RESOURCES, INC.
69 Stanley Point Road
Devonport, Auckland
New Zealand 0624

Telephone:  (64) 9 445-6338

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Canterbury. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Canterbury, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our Registration Statement and the referenced exhibits can also be found on this website.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SUBJECT TO COMPLETION, DATED MARCH 18, 2009

PROSPECTUS

CANTERBURY RESOURCES, INC.

5,000,000 SHARES
COMMON STOCK

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Dealer Prospectus Delivery Obligation

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses Of Issuance And Distribution

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$2.79
Transfer Agent Fees	1,000
Accounting Fees and Expenses	7,000
Legal Fees and Expenses	15,000
Miscellaneous	2,000
Total	24,003

Notes:
(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the Offering listed above.  No portion of these expenses will be paid by the selling stockholder.  The selling stockholder, however, will pay any other expenses incurred in selling his common stock, including any brokerage commissions or costs of sale.

Indemnification Of Directors And Officers

Our sole officer and director is indemnified as provided by the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation and our Bylaws.

Indemnification

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Canterbury.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Canterbury, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Canterbury, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of Canterbury against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to Canterbury, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Bylaws provide that we will indemnify our officers and directors to the full extent permitted by law for any threatened, pending or completed actions or proceedings, whether they be civil, criminal, administrative or investigative, including actions or proceedings brought by or in the right of our company.

Advance of Expenses

As permitted by Chapter 78 of the NRS, we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

Insurance

Chapter 78 of the NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

Recent Sales Of Unregistered Securities

We issued 11,500,000 shares of our common stock on December 30, 2008 to Bruce A. Wetherall, our sole executive officer and director.  These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 for total proceeds of $11,500.  These shares are restricted shares as defined in the Securities Act.

Exhibits and Financial Statement Schedules

Index of Exhibits
Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation.
3.2	Bylaws, as amended.
5.1	Opinion of O’Neill Law Group PLLC with consent to use.
10.1	Assignment Agreement dated October 3, 2008 between Plymouth Enterprises and Canterbury Resources, Inc.
23.1	Consent of Madsen & Associates, CPA’s Inc., Certified Public Accountants.
23.2	Consent of Henry Woodward, B.Sc., Consulting Geologist.

Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Auckland, New Zealand, on March 18, 2009.

CANTERBURY RESOURCES, INC.

By:	/s/ Bruce A. Wetherall
BRUCE A. WETHERALL
Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director
(Principal Executive Officer and Principal Financial Officer)

Date:	March 18, 2009

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Bruce A. Wetherall
BRUCE A. WETHERALL
Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary and Treasurer Director
(Principal Executive Officer and Principal Financial Officer)

Date:	March 18, 2009